SUPPLEMENT

TO

TRANSFER AGENCY AND SERVICE AGREEMENT

The Transfer Agency and Service Agreement dated and effective as of March 4, 1996, as amended (the “Agreement”), by and between State Street Bank and Trust Company (the “Bank”), a Massachusetts trust company, and State Street Navigator Securities Lending Trust (the “Fund”), a Massachusetts business trust, on behalf of each series thereof made subject to the Agreement from time to time (each, a “Portfolio” and collectively, the “Portfolios”), is hereby supplemented as of December 17, 2018 (the “Effective Date”) in the manner set forth below (the “Supplement”). References herein to the Fund shall, as appropriate, be construed to mean a Portfolio.

WHEREAS, the USA PATRIOT Act of 2001, and the rules and regulations promulgated thereunder (collectively, the “USA PATRIOT Act”), imposes anti-money laundering requirements on financial institutions;

WHEREAS, the Fund has developed and implemented written anti-money laundering and sanctions policies (the “Fund’s AML and Sanctions Program”) pursuant to the U.S. Bank Secrecy Act, as amended by the USA PATRIOT Act, and the rules and regulations implemented or enforced by the Financial Crimes Enforcement Network (“FinCEN”) and the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury;

WHEREAS, the Fund’s AML and Sanctions Program incorporates customer identification and other procedures reasonably designed to satisfy the relevant requirements of the U.S. Bank Secrecy Act, as amended by the USA PATRIOT Act, as well as the relevant rules and regulations implemented and enforced by FinCEN and OFAC;

WHEREAS, the Fund is permitted under applicable law and regulation to delegate certain aspects of the Fund’s AML and Sanctions Program to a suitable third party service provider;

WHEREAS, the Fund has delegated to Bank’s Transfer Agency department (the “Transfer Agent”) the performance of certain aspects of the Fund’s AML and Sanctions Program pursuant to the Services Amendment (the “Services Amendment”) dated March 23, 2004 between the parties hereto;

WHEREAS, the parties wish to supersede the Services Amendment with this Supplement;

WHEREAS, while the Fund acknowledges that it is ultimately responsible for complying with its own applicable anti-money laundering and sanctions laws and regulations, the Fund desires to delegate to the Bank the performance of certain aspects of the Fund’s AML and Sanctions Program, and the Bank desires to accept such delegation, as more particularly described in Section 1.2 herein (the “AML/Sanctions Delegated Functions”);

Form 20170627

WHEREAS, certain aspects of the AML/Sanctions Delegated Functions shall be performed by the Transfer Agent; and

WHEREAS, in performing the AML/Sanctions Delegated Functions, the Transfer Agent will follow its own anti-money laundering and sanctions procedures (hereinafter “Transfer Agent’s AML and Sanctions Procedures”), as permitted under the Bank’s anti-money laundering and sanctions program (hereinafter the “Bank’s AML and Sanctions Program”).

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, the parties hereby agree to supplement the Agreement pursuant to the terms thereof by adding the following provisions:

1.	Duties:

1.1

Duties of the Fund. The Fund shall designate an officer or agent of the Fund to be the Fund’s authorized contact with respect to the AML/Sanctions Delegated Functions performed hereunder (the “Designated Contact”).

1.2	AML/Sanctions Delegated Functions. The Bank shall perform the following functions:

a) Sanctions Screening. The Bank, on behalf of the Transfer Agent and the Fund, shall, before opening an account for a new shareholder of a Portfolio (“Fund Investor”) and periodically thereafter, screen Fund Investors authorized signatories, ultimate beneficial owners (“UBOs”) and controlling parties (“Controlling Parties”) of such Fund Investor, if any, against sanction-related lists promulgated by the United States, the European Union, and the United Nations, including, but not limited to, those issued/maintained by the Office of Foreign Asset Control (“OFAC”) of the United States Department of the Treasury. The Bank reserves the right to screen new and existing Fund Investors, UBOs and Controlling Parties against such other sanction-related lists as may be required by the Bank’s AML and Sanctions Program from time to time. The Bank and the Transfer Agent shall block, freeze or reject any Fund Investor’s subscription or account in the event that a new or existing Fund Investor matches a name contained on one of the foregoing sanctions lists and the Bank cannot resolve such match in accordance with the Transfer Agent’s AML Procedures. The Fund acknowledges that the Bank and the Transfer Agent shall have no obligation to accept any Fund Investor’s subscription, and shall have the right to block, freeze or reject any Fund Investor’s subscription or account, as applicable, in order for the Bank and/or the

Transfer Agent to meet its legal and/or internal compliance requirements. In the event that a Fund Investor’s subscription is blocked, frozen or rejected, the Transfer Agent shall promptly inform the Designated Contact of the circumstances that led to the block, freeze or rejection.

b) Transaction Monitoring and Suspicious Activity Reporting. The Bank shall maintain written internal controls and procedures reasonably designed to monitor transactions in Fund Investor accounts using a risk-based approach. The Bank shall use the definitions and processes provided in the applicable rules and regulations promulgated under the Bank Secrecy Act and/or the Bank’s AML and Sanctions Program to determine what activity may be suspicious. The Bank shall determine whether a suspicious activity report (“SAR”) should be filed with the FinCEN as required by rules and regulations applicable to the Fund. If the Bank determines that a SAR is required to be filed, the Bank’s AML Compliance Officer supporting the Transfer Agent shall promptly notify the Designated Contact and the Bank shall prepare and file the SAR on behalf of the Fund. As an agent of the Fund, the Bank shall provide the SAR it has filed on behalf of the Fund, along with documentation supporting the filing of the SAR, to the Designated Contact within a reasonable time after filing and shall notify the Designated Contact if any further communication is received from the U.S. Department of the Treasury or other law enforcement agencies regarding such SAR. The Bank shall not disclose to any person other than FinCEN, authorized law enforcement agencies, authorized regulatory authorities, and the Designated Contact any information that would reveal the existence of a SAR it intends to file, or has filed, on behalf of the Fund, unless otherwise required by applicable law, rule or regulation or government or court order. The Fund acknowledges that the Bank will not disclose to the Fund or the Designated Contact any information that would reveal the existence of a SAR it intends to file, or has filed, independently on its own behalf.

c) Recordkeeping. The Bank will retain records as required by applicable U.S. law or regulation.

1.3	Reserved.

1.4	Section 314(a) Requests.

Upon the request of the Fund, the Transfer Agent shall search the Fund’s records maintained on the Transfer Agent’s recordkeeping system for information responsive to requests made pursuant to Section 314(a) of the USA PATRIOT Act (a “Section 314(a) Request”). Within such request, the Fund may request that the Transfer Agent provide the Fund with certain information specified by the Fund regarding any positive match to the extent that the Fund determines such information would be required to be reported to FinCEN by the Fund in response to a 314(a) Request. The Fund shall provide the Transfer Agent with the information and data contained in the request necessary to perform the searches and shall provide the Transfer Agent with such additional information that the Transfer Agent may reasonably request for determining whether there is a positive match. The Transfer Agent shall promptly notify the Designated Contact if a positive match is (or positive matches are) identified in connection with such searches and, in the event of a positive match (or positive matches), the Transfer Agent shall also promptly provide to the Designated Contact the requested information to the extent such information is maintained in the Transfer Agent’s recordkeeping system. The Fund shall be responsible for submitting to FinCEN the response to the Section 314(a) Request. The Transfer Agent will not disclose the fact that the Fund has received a Section 314(a) Request, except to the extent necessary to provide the Fund with information it has requested in accordance with this Section. The Fund acknowledges that the Bank and Transfer Agent each reserve the right to take such action(s) as it is required to take under applicable law, the Bank’s AML and Sanctions Program or the Transfer Agent’s AML Procedures.

2.	Representations, Warranties, Covenants and Certifications.

2.1	The Transfer Agent shall certify to the Fund, on an annual basis and in such form as the Transfer Agent and such Fund may mutually agree upon, that the:

(a) The Bank’s AML and Sanctions Program and the Transfer Agent’s AML and Sanctions Procedures are reasonably designed to prevent money laundering or the financing of terrorist activities in accordance with the Bank Secrecy Act, as amended by the USA PATRIOT Act, and other applicable U.S. rules and regulations;

(b) The Bank and the Transfer Agent have designated an individual or individuals responsible for implementing and monitoring the Bank’s AML and Sanctions Program and Transfer Agent’s AML and Sanctions Procedures; respectively;

(c) The Bank and the Transfer Agent have provided, and will continue to provide, ongoing training for the appropriate personnel with respect to the Bank’s AML and Sanctions Program and the Transfer Agent’s AML and Sanctions Procedures, respectively;

(d) The Bank and the Transfer Agent provide for periodic, but at a minimum annual, independent testing of the Bank’s AML and Sanctions Program and the Transfer Agent’s AML and Sanctions Procedures, respectively;

Information Classification: Limited Access

(e) The Bank and the Transfer Agent have each performed the functions it has agreed to perform pursuant to this Supplement.

2.2	Each Fund hereby represents and warrants and, upon the Bank’s request, which generally will not exceed more than one request annually, covenants to certify to the Bank that:

(a)

The Fund understands that the Bank’s AML and Sanctions Program and the Transfer Agent’s AML and Sanctions Procedures were developed and implemented, and will be maintained, in accordance with the U.S. Bank Secrecy Act, as amended by the USA PATRIOT Act, and the applicable rules and regulations promulgated thereunder;

(b)

The Fund shall not knowingly take any action to breach or cause the Bank or the Transfer Agent to breach any provisions of the U.S. Bank Secrecy Act, as amended by the USA PATRIOT Act, and the applicable rules and regulations promulgated thereunder or any applicable sanctions laws, rules or regulations, including, but not limited to, those issued and/or promulgated by the United States, the European Union and the United Nations. The Fund shall not knowingly use the services provided by the Bank and the Transfer Agent under the Agreement or this Supplement to undertake or facilitate any business involving any party subject to sanctions laws, rules or regulations issued and/or promulgated by the United States, the European Union and the United Nations;

(c)

The Bank and the Transfer Agent shall have no obligation to perform, and shall not be in breach of the Agreement or this Supplement or liable to the Fund for any failure to perform, any activity relating to Fund Investor accounts, account maintenance activities or other transfer agency or banking activities that: (i) may cause the Bank or the Transfer Agent to breach any provisions of the U.S. Bank Secrecy Act, as amended by the USA PATRIOT Act, and the applicable rules and regulations promulgated thereunder or any applicable sanctions laws, rules or regulations (including, but not limited to, those issued and/or promulgated by the United States, the European Union or the United Nations); and/or (ii) involves dealing with or acting to benefit any party subject to sanctions laws, rules or regulations issued and/or promulgated by the United States, the European Union and the United Nations;

(d)

The Designated Contact is responsible to act and communicate on behalf of the Fund with respect to AML/Sanctions Delegated Functions, which includes any instructions the Fund makes to the Transfer Agent in connection with this Supplement; and

(e)

The Fund shall provide the Bank or the Transfer Agent, promptly upon request, with any documents or other information necessary for the Bank to comply with any applicable anti-money laundering and/or sanctions laws, rules or regulations or any other laws or regulations applicable to it and its affiliates.

3.	Consent to Examination

3.1

Upon reasonable request, the Transfer Agent will provide, to the extent permitted by law, the Fund with reasonable access to information obtained and held with respect to Fund Investors or reasonable access to information to satisfy the Fund of the suitability of the Transfer Agent to perform the AML/Sanctions Delegated Functions and of the reliability of the Transfer Agent’s systems and procedures for compliance with applicable U.S. anti-money laundering laws, rules and regulations and applicable sanctions laws, rules and regulations. The Fund will reimburse the Transfer Agent for reasonable expenses incurred in providing such access.

3.2

Each party further understands and acknowledges that the records maintained under the Transfer Agent’s AML and Sanctions Procedures may be subject, from time to time, to examination and/or inspection by U.S. federal regulators or the Bank’s auditors as part of the periodic testing of the Fund’s AML/Sanctions Delegated Functions.

3.3

In addition, each party understands and acknowledges that the records maintained by the Bank with respect to the AML/Sanctions Delegated Functions may be subject, from time to time, to examination and/or inspection by such Fund’s regulatory authorities. The Bank hereby consents to such examination and/or inspection and agrees to cooperate with such regulatory authorities in connection with their review to the extent permissible by applicable laws, rules or regulations. Without limiting the foregoing, for purposes of such examination and/or inspection, the Bank will use its reasonable efforts to make available, during normal business hours, all required records and information concerning the AML/Sanctions Delegated Functions that the Bank performs under this Supplement for review by such regulatory authorities. The Fund shall provide the Bank with notice of any pending or planned examinations and/or inspections as soon as practicable after the Fund is notified.

3.4

The Transfer Agent shall provide to the Fund, upon reasonable request, (i) a written summary of the Transfer Agent’s AML and Sanctions Procedures, which the Fund may use as written evidence of the Transfer Agent’s suitability to perform the AML/Sanctions Delegated Functions on behalf of the Funds; and information and documents received and maintained with respect to Fund Investors or prospective investors to enable the Fund to comply with requests from its regulators or other law enforcement authorities in accordance with relevant laws and regulations.

4.	No Delegation of The Fund’s Anti-Money Laundering/Sanctions Screening Responsibilities

4.1

The Fund understands and agrees that the Bank’s and the Transfer Agent’s only responsibilities under this Supplement are in performing the AML/Sanctions Delegated Functions as set forth herein and that the Fund is ultimately responsible for ensuring that it is compliant with its own regulatory obligations relative to applicable anti-money laundering and sanctions laws, rules and regulations. For the avoidance of doubt, the Bank and the Transfer Agent shall not be responsible for any other aspect of the Fund’s AML and Sanctions Program or for the overall compliance by the Fund with the U.S. Bank Secrecy Act, as amended by the USA PATRIOT Act, and the applicable rules and regulations promulgated thereunder, including, but not limited to, any Customer Due Diligence Requirements for Financial Institutions published by FinCEN on May 11, 2016, together or collectively with any amendments thereto, or for the overall compliance by the Fund with any applicable sanctions laws, rules or regulations, or for any other matters that has not been delegated hereunder or under a separate agreement among the Bank and/or the Transfer Agent and the Funds. Additionally, the parties acknowledge and agree that the Bank and the Transfer Agent shall only be responsible for performing the AML/Sanctions Delegated Functions with respect to the ownership of, and transactions in, shares in the Fund for which the Transfer Agent maintains the applicable investor information and records.

4.2

The Fund understands and agrees that, notwithstanding the Bank’s agreement to perform the AML/Sanctions Delegated Functions, the Bank shall be ultimately responsible for, and have complete discretion in, ensuring that it is compliant with its own anti-money laundering and sanctions screening and reporting obligations.

5.	Miscellaneous

5.1

This Supplement supersedes as of the Effective Date and any prior supplement, amendment or other agreement with respect to the services or functions the Fund has delegated to the Bank and the Transfer Agent with respect to the Fund’s AML and Sanctions Program or any other subject matter herein whether oral or written, including, but not limited to, the Services Amendment; for the avoidance of doubt, this Supplement does not supersede the Letter Agreement and Initial Certification dated as of the Effective Date, by and between the parties hereto. In all other regards, the terms and provisions of the Agreement between the parties hereto shall continue to apply with full force and effect.

5.2	Either party may terminate this Supplement upon sixty (60) days’ written notice to the other party. Further, this Supplement will terminate automatically upon any termination of the Agreement.

5.3	Reserved.

5.4	Each party represents to the other that the execution and delivery of this Supplement has been duly authorized.

5.5

This Supplement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, xerographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

5.6

This Supplement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same agreement. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, each of the parties has caused this Supplement to be executed in its name and behalf by its duly authorized representative.

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Andrew Erickson
Name:	Andrew Erickson
Title:	Executive Vice President

STATE STREET NAVIGATOR SECURITIES LENDING TRUST

By:	/s/ Ann Carpenter
Name:	Ann Carpenter
Title:	Vice President and Deputy Treasurer